Exhibit 99.1

News Release

Contacts:
Chip Coffee	Alan Jackson
President and Chief Executive Officer	Executive Vice President and
875 Lowcountry Blvd	Chief Financial Officer
Mount Pleasant, SC 29464
(843) 388-8433

Tidelands Bancshares Announces Third Quarter Results

Mount Pleasant, S.C., October 29, 2010 — Tidelands Bancshares, Inc. (Nasdaq: TDBK), holding company for Tidelands Bank, announced today third quarter results.  As previously announced in June 2010, Tidelands Bancshares, Inc. has substantially completed the restructuring of Tidelands Bank which strengthened the balance sheet, improved earnings, raised capital ratios and reduced noncore funding.

“Returning Tidelands Bank to profitability for the quarter, along with our reduction in wholesale funding and bolstering credit reserves, is further proof that we are successfully executing on our strategic plan to strengthen our balance sheet by reducing our reliance on wholesale deposits and focusing on core operations,” noted Robert E. “Chip” Coffee, Jr., President and Chief Executive Officer.  Mr. Coffee added, “Tidelands Bank is now a smaller institution with a business model focused on its core lending and deposit gathering business in its traditional markets along the coast of South Carolina.”

For the quarter ended September 30, 2010, Tidelands Bancshares, Inc. reported:

An improvement in consolidated operating results. Although Tidelands Bancshares, Inc. reported a consolidated quarterly loss to common shareholders of $407,000, such loss was primarily attributed to $426,000 of dividends on TARP and interest expense payable on trust preferred securities.  Net interest income for the nine months ended September 30, 2010 grew to $13.7 million, an increase of 6.3% over the prior year period, driven by a $4.3 million decrease in total interest expense.  During the third quarter, net interest margins improved on both a quarterly and year to date basis when compared to both prior year and prior quarter performance.  Lower market interest rates and disciplined deposit pricing resulted in a reduction in the total cost of funds, compared to year to date September 30, 2009.

A return to profitability for Tidelands Bank with net income for the quarter of $107,000.  On a quarter to date basis, net interest margin continued to strengthen from the previous quarter primarily as a result of a reduction in our cost of funds.  Tidelands Bank’s earnings were also supported by reduced provisions for credit losses compared to the prior quarter.

An improvement in all capital ratios of Tidelands Bank.  Leverage Capital rose to 7.35% from 5.76% at June 30, 2010; Tier 1 Capital to Risk-Based Assets ratio rose to 9.18% from 9.03% at June 30, 2010; and Total Risk-Based Capital rose to 10.45% from 10.30% at June 30, 2010.  To be considered “well-capitalized,” generally a bank must maintain a Leverage Capital ratio of at least 5%, Tier 1 Capital of at least 6%, and Total Risk-Based Capital of at least 10%. Our capital levels exceeded these regulatory thresholds at September 30, 2010.

A substantial reduction in wholesale deposits of $71.1 million. This represents a 74.5% decrease from $95.4 million at June 30, 2010 to $24.3 million at September 30, 2010.  Year to date, we have reduced wholesale deposits $162.6 million, or 87.0%.

An increase in retail deposits of $37.4 million. This 9.1% increase brought retail deposits to $447.1 million at September 30, 2010, up from $409.7 million at June 30, 2010.  For the year, we have increased retail deposits $42.5 million, or 10.5%.

An improvement in asset quality and level of allowance for loan and lease losses.  Loans 30-89 days past due decreased by $7.5 million to $7.2 million, or 1.57% of total loans, at September 30, 2010 from $14.7 million, or 3.15% of total loans, at June 30, 2010.  Total nonperforming assets and past due loans showed signs of stabilization and improvement at the end of the third quarter as this aggregate total decreased from $54.6 million at June 30, 2010 to $53.9 million at September 30, 2010.  During the third quarter, investment gains were used to accelerate credit actions resulting in net charge-offs of $4.0 million, compared to $2.3 million in the second quarter of 2010.  To address continued economic challenges facing borrowers in the communities we serve, we strengthened the balance sheet by increasing the provision for credit losses by $920,000 during the third quarter.  At September 30, 2010, our reserves for credit losses were $11.7 million, or 2.56% of total loans.  At December 31, 2009, our reserves totaled $10.0 million, or 2.07% of total loans.  It is our continued strategy to remain prudent during these uncertain economic times and to maintain sufficient reserves for credit losses.

About Tidelands Bancshares, Inc.

Tidelands Bancshares, Inc., headquartered in Mt. Pleasant, SC, operates as a bank holding company of Tidelands Bank.  Tidelands Bank is a local community bank focused on serving individuals, families, entrepreneurs, and small businesses in the South Carolina Lowcountry, with 7 locations serving Charleston, Dorchester, Berkley, Horry, and Beaufort counties.  Tidelands Bank offers mortgages, construction loans, deposit products, internet banking, 24 hour telephone banking, and ATM service, and takes great pride in providing the custom banking solutions and services necessary to meet customer needs.  Traded on the NASDAQ market as TDBK, Tidelands can also be found on the web at www.tidelandsbank.com.  For more information regarding the matters described in this press release, please refer to Tidelands Bancshares, Inc.’s filings, including on Form 8-K, with the Securities and Exchange Commission at www.sec.gov.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, expectations and benefits of the strategic plan, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, and regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

-Financial Tables Follow-

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Statements of Operations

For the nine and three months ended September 30, 2010 and 2009

(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income:
Loans, including fees	$18,413,874	$19,056,283	$5,988,637	$6,569,765
Securities available for sale, taxable	4,542,503	7,366,988	352,740	2,465,727
Securities available for sale, non-taxable	37,723	126,248	—	30,591
Federal funds sold	59,612	15,006	22,186	10,877
Other interest income	980	2,557	101	501
Total interest income	23,054,692	26,567,082	6,363,664	9,077,461
Interest expense:
Time deposits $100,000 and over	2,028,284	2,537,520	723,157	751,583
Other deposits	4,998,246	7,841,867	1,277,599	2,347,486
Other borrowings	2,278,295	3,248,653	496,333	1,082,685
Total interest expense	9,304,825	13,628,040	2,497,089	4,181,754
Net interest income	13,749,867	12,939,042	3,866,575	4,895,707
Provision for loan losses	10,670,000	8,310,000	920,000	705,000
Net interest income after provision for loan losses	3,079,867	4,629,042	2,946,575	4,190,707

Noninterest income:
Service charges on deposit accounts	34,255	30,790	11,446	10,506
Residential mortgage origination income	172,622	333,937	48,531	72,528
Gain on sale of securities available for sale	1,741,539	1,280,656	394,408	689,972
Loss on sale of other real estate owned	(222,020)	(15,453)	(109,706)	(15,218)
Other service fees and commissions	411,253	403,360	150,207	133,050
Increase in cash surrender value of BOLI	417,382	384,623	143,930	132,005
Loss on extinguishment of debt	(1,619,771)	—	—	—
Impairment on nonmarketable equity securities	—	(76,640)	—	—
Other	44,248	27,479	9,868	5,057
Total noninterest income	979,508	2,368,752	648,684	1,027,900
Noninterest expense:
Salaries and employee benefits	5,695,655	6,482,055	1,736,371	2,465,383
Net occupancy	1,237,750	1,194,949	417,037	413,955
Furniture and equipment	664,221	644,891	218,077	215,968
Other operating	6,292,292	4,211,479	1,394,073	1,426,060
Total noninterest expense	13,889,918	12,533,374	3,765,558	4,521,366
Earnings (loss) before income taxes	(9,830,543)	(5,535,580)	(170,299)	697,241
Income tax expense (benefit)	—	(1,927,000)	—	200,000
Net income (loss)	(9,830,543)	(3,608,580)	(170,299)	497,241
Accretion of preferred stock to redemption value	155,424	145,431	51,808	48,477
Preferred dividends accrued	547,820	547,820	184,613	184,613
Net income (loss) available to common shareholders	$(10,533,787)	$(4,301,831)	$(406,720)	$264,151
Earnings (loss) per common share
Basic earnings (loss) per share	$(2.58)	$(1.06)	$(0.10)	$0.07
Diluted earnings (loss) per share	$(2.58)	$(1.06)	$(0.10)	$0.07
Weighted average common shares outstanding
Basic	4,087,399	4,044,186	4,086,245	4,044,186
Diluted	4,087,399	4,044,186	4,086,245	4,044,186

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

	September 30,	June 30,	December 31,
	2010	2010	2009
	(Unaudited)	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$2,529,140	$8,211,232	$2,493,227
Federal funds sold	22,560,000	27,665,000	12,500,000
Total cash and cash equivalents	25,089,140	35,876,232	14,993,227
Securities available-for-sale	39,734,494	37,975,593	229,786,787
Nonmarketable equity securities	5,472,450	5,892,650	5,892,650
Total securities	45,206,944	43,868,243	235,679,437
Mortgage loans held for sale	1,970,147	1,040,090	617,000
Loans receivable	456,065,756	465,017,044	485,555,288
Less allowance for loan losses	11,664,589	14,781,037	10,048,015
Loans, net	444,401,167	450,236,007	475,507,273
Premises, furniture and equipment, net	21,746,629	20,734,503	18,802,701
Accrued interest receivable	1,806,002	1,875,723	3,283,931
Bank owned life insurance	14,273,547	14,129,618	13,856,165
Other real estate owned	9,876,760	12,213,281	6,865,461
Other assets	3,957,558	4,556,587	6,324,714
Total assets	$568,327,894	$584,530,284	$775,929,909

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$15,033,692	$15,460,448	$16,971,128
Interest-bearing transaction accounts	26,022,815	35,343,848	29,688,124
Savings and money market	142,131,513	160,338,097	237,589,561
Time deposits $100,000 and over	165,300,442	129,858,953	105,975,461
Other time deposits	122,920,174	164,163,884	201,324,905
Total deposits	471,408,636	505,165,230	591,549,179

Securities sold under agreements to repurchase	20,000,000	20,000,000	60,000,000
Junior subordinated debentures	14,434,000	14,434,000	14,434,000
Advances from Federal Home Loan Bank	27,000,000	9,000,000	65,000,000
ESOP borrowings	1,675,000	1,750,000	2,300,000
Accrued interest payable	1,486,617	1,155,339	1,359,861
Other liabilities	2,200,974	2,521,805	2,362,125
Total liabilities	538,205,227	554,026,374	737,005,165

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value and liquidation value per share of $1,000, 10,000,000 shares authorized, 14,448 issued and outstanding at September 30, 2010, June 30, 2010 and December 31, 2009	13,685,084	13,633,276	13,529,660
Common stock, $.01 par value, 10,000,000 shares authorized; 4,277,176 shares issued and outstanding at September 30, 2010, June 30, 2010 and December 31, 2009	42,772	42,772	42,772
Common stock-warrants, 571,821 outstanding at September 30, 2010, June 30, 2010 and December 31, 2009	1,112,248	1,112,248	1,112,248
Unearned ESOP shares	(1,778,942)	(1,919,694)	(2,204,073)
Capital surplus	43,328,709	43,440,981	43,584,958
Retained deficit	(26,538,243)	(26,135,536)	(16,010,476)
Accumulated other comprehensive income (loss)	271,039	329,863	(1,130,345)
Total shareholders’ equity	30,122,667	30,503,910	38,924,744
Total liabilities and shareholders’ equity	$568,327,894	$584,530,284	$775,929,909

Tidelands Bancshares, Inc. and Subsidiary

	Nine Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009
Per Share Data:
Net income (loss), basic	$(2.58)	$(1.06)	$(0.10)	$0.07
Net income (loss), diluted	$(2.58)	$(1.06)	$(0.10)	$0.07
Book value	$3.58	$7.93	$3.58	$7.93
Weighted average number of shares outstanding:
Basic	4,087,399	4,044,186	4,086,245	4,044,186
Diluted	4,087,399	4,044,186	4,086,245	4,044,186

Performance Ratios:
Return on average assets (1)	(1.88)%	(0.61)%	(0.12)%	0.25%
Return on average equity (1)	(36.95)%	(9.80)%	(2.18)%	4.11%
Net interest margin (1)	2.82%	2.35%	2.86%	2.63%

	September 30,	June 30,	December 31,
	2010	2010	2009
Asset Quality Data:
Nonaccrual loans	$36,858,324	$27,704,840	$21,294,897
Loans 90 days or more past due and still accruing interest	—	—	—
Loans restructured or otherwise impaired(2)	—	—	—
Total impaired loans	36,858,324	27,704,840	21,294,897
Other real estate owned	9,876,760	12,213,281	6,865,461
Total nonperforming assets	$46,735,084	$39,918,121	$28,160,358

Loan charge-offs quarter to date, net recoveries	$4,036,448	$2,290,901	$4,592,660
Loans past due, 30-89 days	$7,165,765	$14,667,239	$10,122,482

Nonperforming loans to total loans	8.08%	5.96%	4.39%
Nonperforming assets to total assets(3)	8.22%	6.83%	3.63%
Net charge-offs quarter to date to average total loans(4)	0.87%	0.48%	0.96%
Allowance for loan losses to nonperforming loans	31.65%	53.35%	47.18%
Allowance for loan losses to total loans (4)	2.56%	3.18%	2.07%

Capital Ratios:
Period end tangible equity to tangible assets	5.30%	5.22%	5.02%
Leverage ratio	6.87%	5.46%	6.83%
Tier 1 risk-based capital ratio	8.56%	8.57%	10.21%
Total risk-based capital ratio	10.79%	10.77%	11.67%

Other Data:
Loans to deposit ratio (4)	96.75%	92.05%	82.08%

(1) — Interim periods are annualized.

(2) — Loans restructure or otherwise impaired do not include nonaccrual loans.

(3) — Nonperforming assets include nonaccrual loans, loans 90 days or more past due and still accruing interest, loans restructured or otherwise impaired, and other real estate owned

(4) — Includes nonperforming loans, if any.